EXHIBIT 99

         NOTE BANKERS OF AMERICA, INC. ANNOUNCES A RESTRUCTURING PLAN

     HOUSTON-July  18,1997          The  Board of Directors of Note Bankers of
America, Inc. announced their decision to approve a restructuring plan to spin-off two subsidiaries to its shareholders of record as of June 30, 1997.

The restructuring, to be implemented immediately through a tax-free spin-off to its shareholders, will result in two independent, private companies; Life Today Financial Services, Inc., and Private National Mortgage Association, Inc. This spin-off will not have any impact on Note Bankers of America, Inc.'s business operations or financial statement.

Life Today, Inc., the former parent company of Life Today Financial Services, Inc. is a seasoned viatical settlement company, who's sales and marketing plan's and name recognition have been firmly established since its formation in 1992. "By changing the name of the viatical settlement spin-off and its market focus, the shareholders will have an opportunity for a wider exposure to this rapidly expanding niche financial services market", said E. Donald De Young, President of NBA, who will serve as the President & CEO of the spin-off.

Concurrently Private National Mortgage Association, Inc., under the leadership of Allen E. Myers, who is currently the CEO of NBA, will also offer NBA shareholders a broader exposure, other forms of discount notes currently not pursued by Private Mortgage Bankers, Inc.

"We do not expect the spun-off companies to become "reporting companies" as defined under the Securities and Exchange Act of 1934, nor to have or seek market makers for the newly created shares in the near term. It's best that the companies have an opportunity to develop their respective retail markets without the cost and distraction being an SEC [ reporting company]", said Mr. Myers.

Mr. De Young went on to say that "this restructuring will give the management of each business the ability to focus on its own niche market(s); customer requirements and growth opportunities. The Board of Directors believes that each business should be able to organize its capital structure, allocate its resources and design strategic corporate plans based singly on how it will benefit that specific company. Additionally, management should be able to design equity-based compensation plans that are targeted to performance as it relates to the company's management designed, strategic business plan. This should attract and retain key individuals in a job market that is in short supply of seasoned sales and marketing individuals."

Over the long term, the spin-off companies should be more effective in the marketing of their services and products, thereby adding value to that spin-off company. Current shareholders and potential investors, if and when a trading market exists, can then better determine the merits and values of each company based on its own particular growth opportunities and past performance."

Note Bankers of America, Inc. is traded on the NASDAQ (bulletin board) under the symbol NBAI. More information can be obtained by contacting the company at 1-800-467-2518.